Exhibit 99.1

COMBINATION OF PARTHUS AND CEVA – PARTHUS SHAREHOLDERS
AND OPTIONHOLDERS APPROVE SCHEME OF ARRANGEMENT

Dublin, Ireland and Santa Clara, Calif. – September 26, 2002 – Parthus Technologies plc (“Parthus”) (LSE: PRH, Nasdaq: PRTH), DSP Group, Inc. (“DSPG”) (Nasdaq: DSPG) and Ceva, Inc (“Ceva”) jointly announce that, at the Extraordinary General Meeting and Court Meetings of Parthus held today, shareholders and optionholders of Parthus passed all resolutions necessary to approve the scheme of arrangement, including the capital repayment, (the “Scheme”) as set out in the notices included in the circular to shareholders and optionholders dated 2 September 2002 (the “Circular”). Pursuant to the Scheme, Parthus and Ceva will combine to form ParthusCeva, Inc., and Parthus will distribute an aggregate capital repayment of $60 million to its existing shareholders.

Parthus will now proceed with its application to the Irish High Court for approval of the Scheme, which it hopes will be heard during the third week of October 2002. Subject to obtaining that approval and subject to satisfaction or waiver of the remaining closing conditions as described in the Circular, the Scheme should become effective on or about 17 October 2002 and the capital repayment to Parthus shareholders should be made by the end of October 2002.

The directors of Parthus accept responsibility for the information contained in this announcement relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Parthus (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of DSPG and the directors of Ceva accept responsibility for the information contained in this announcement other than that relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of DSPG and Ceva (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

This announcement does not constitute an offer to sell or issue, or a solicitation of any offer to purchase or subscribe for any shares in DSPG, Ceva or Parthus nor shall it form the basis of, or be relied upon in connection with, any contract for such purchase or subscription. No representation or warranty, express or implied, is made or given by DSPG, Ceva or Parthus as to the accuracy or completeness of the information or the opinions contained in this announcement and no liability is accepted for any such information or opinions.

Contacts:

Parthus Technologies plc	Tel: +353 1 402 5700
Elaine Coughlan
Barry Nolan

DSP Group, Inc.	Tel: +1 408 986 4423
Yaniv Arieli

Financial Dynamics	Tel. +44 20 7831 3113
James Melville-Ross/Ben Way

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN